Eco Science Solutions, Inc. Inks Content Licensing Agreement with Roaring Lion Tours, Inc.

MAUI, HI--(Marketwired - May 3, 2017) -  Eco Science Solutions, Inc. (OTCQB: ESSI), an eco-technology Company providing solutions to the multi-billion dollar health, wellness and alternative medicine industry, today announced that it has signed a Sponsorship, Content Development and Licensing agreement with Roaring Lion Tours, Inc. to develop unique educational content that brings awareness and education to the alternative medicine category.

"It is important to me and my family that we continue to educate everyone on all of the wonderful health and healing benefits of the cannabis plant," said Stephen Marley, founder of Roaring Lion Tours, Inc. Mr. Marley continued, "I like what Eco Science stands for and see us working together to get the word out and educate people about how to best medicate their minds and bodies ... all through a combination of music, videos and technology."

"There is a continuing need to bring awareness to the benefits of medical marijuana as a key category in the alternative medical health industry," stated Jeff Taylor, Chief Executive Officer of Eco Science Solutions, Inc. Mr. Taylor continued, "It is thrilling to be working with Stephen Marley and the team at Roaring Lion Tours, Inc. to fulfill our ongoing commitment in creating unique content that we can marry with our technologies to educate and inspire the world about alternative medicines."

About Eco Science Solutions, Inc.

With headquarters in Maui, Hawaii, Eco Science Solutions, Inc. is a technology-focused Company targeting the multi-billion dollar health, wellness and alternative medicine industry. From enterprise software, to consumer applications for daily use, the Company develops technical solutions that empower enthusiasts in their pursuit and enjoyment of building eco-friendly businesses and living healthy lifestyles.  Eco Science's core services span localized communications between consumers and business operators, social networking with like-minded enthusiasts, rich educational content, e-commerce, and rapid delivery of products, all catering to the health-and-wellness lifestyle.

About Roaring Lion Tours, Inc.

Roaring Lion Tour, Inc. develops inspirational and education content that further promotes the benefits of medical marijuana. Roaring Lion Tours is owned by Stephen Marley who is also the curator of Kaya Fest, a star-filled awareness and music festival that is focused on the creating public awareness of the many uses and medical benefits of the cannabis plant. For more information about Kaya Fest, please visit www.Kayafestivals.com

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Eco Science Solutions, Inc.
www.ecossi.com
contact.us@ecossi.com
800-379-0226